Exhibit 1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Financial Guaranty Insurance Company:

         We consent to the use of our report dated February 14, 2003 on the predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, included in the Form 8-K, of Deutsche Mortgage Securities, Inc. (the "Registrant") which is incorporated by reference in the registration statement (No. 333-100675), and in the prospectus supplement relating to the Deutsche Mortgage Securities, Inc. Mortgage Loan Trust, Series 2004-5 to the reference to our firm under the heading "Experts" in the prospectus supplement.

                                                       /s/ KPMG LLP
                                                       ------------
                                                           KPMG LLP
New York, New York
August 25, 2004